Exhibit 10.2

EXECUTION VERSION

EIGHTH AMENDMENT TO AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

THIS EIGHTH AMENDMENT TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”) dated as of August 9, 2013 is entered into among AGC FUNDING CORPORATION (the “Seller”), AMERICAN GREETINGS CORPORATION (“Greetings”), in its capacity as servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), PNC BANK, NATIONAL ASSOCIATION (in its individual capacity, “PNC”), as a purchaser agent, as Assignee (as defined below), as Administrator for each Purchaser Group (in such capacity, the “Administrator”) and as issuer of Letters of Credit (in such capacity, together with its successors and permitted assigns in such capacity, the “LC Bank”) and MARKET STREET FUNDING LLC (in its individual capacity, “Market Street”), as a Conduit Purchaser, as Assignor (as defined below) and as a Related Committed Purchaser.

RECITALS

1. The Seller, the Servicer, the Administrator, PNC, Market Street and the LC Bank are parties to the Amended and Restated Receivables Purchase Agreement dated as of October 24, 2006 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Agreement” and as amended by this Amendment, the “Agreement”).

2. Concurrently herewith, PNC, Market Street, the Seller and the Servicer are entering into that certain Purchaser Group Fee Letter, dated as of the date hereof (the “Amended Fee Letter”).

3. PNC desires to become a Related Committed Purchaser and a Purchaser Agent for PNC’s Purchaser Group under the Agreement.

4. Market Street, as the assignor (in such capacity, the “Assignor”), desires to sell, assign and delegate to PNC, as the assignee (in such capacity, the “Assignee”), all of the Assignor’s rights under, interest in, title to and obligations under the Agreement and the other Transaction Documents (collectively, the “Assigned Documents”), and the Assignee desires to purchase and assume from the Assignor all of the Assignor’s rights under, interest in, title to and obligations under the Assigned Documents.

5. After giving effect to the assignment and assumption contemplated in Section 2 of this Amendment, each of the parties hereto desires that the Assignor cease to be a party to the Agreement and each of the other Assigned Documents to which it is a party and to be discharged from its duties and obligations as a Conduit Purchaser or otherwise under the Agreement and each of the other Assigned Documents.

6. The parties hereto desire to amend the Existing Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Certain Defined Terms. Capitalized terms that are used herein without definition and that are defined in Exhibit I to the Existing Agreement shall have the same meanings herein as therein defined.

2. Assignment and Assumption.

(a) Sale and Assignment by Assignor to Assignee. At or before 2:00 pm (New York time) on the date hereof, (i) the Assignee shall pay to the Assignor, in immediately available funds, the amount set forth on Schedule I hereto (such amount, the “Investment Payment”) representing 100.00% of the aggregate Investment outstanding under the Agreement on the date hereof and (ii) the Seller shall pay to the Assignor, in immediately available funds, the amount set forth on Schedule I hereto representing all accrued but unpaid (whether or not then due) Discount, fees and other costs and expenses payable in respect of such Investment to but excluding the date hereof (such amount, the “CP Costs and Other Costs”; together with the Investment Payment, collectively, the “Payoff Amount”). Upon the Assignor’s receipt of the Payoff Amount in its entirety, the Assignor hereby sells, transfers, assigns and delegates to the Assignee, without recourse, representation or warranty except as otherwise provided herein, and the Assignee hereby irrevocably purchases, receives, accepts and assumes from the Assignor, all of the Assignor’s rights under, interest in, title to and all its obligations under the Agreement and the other Assigned Documents. Without limiting the generality of the foregoing, the Assignor hereby assigns to the Assignee all of its right, title and interest in the Purchased Interest.

Payment of each portion of the Payoff Amount shall be made by wire transfer of immediately available funds in accordance with the payment instructions set forth on Schedule II hereto.

(b) Removal of Assignor. From and after the Effective Date (as defined below), the Assignor shall cease to be a party to the Agreement and each of the other Assigned Documents to which it was a party and shall no longer have any rights or obligations under the Agreement or any other Assigned Document (other than such rights which by their express terms survive termination thereof).

(c) Acknowledgement and Agreement. Each of the parties and signatories hereto (i) hereby acknowledges and agrees to the sale, assignment and assumption set forth in clause (a) above, (ii) expressly waives any notice or other applicable requirements set forth in any Transaction Document as a prerequisite or condition precedent to such sale, assignment and assumption and (iii) acknowledges and agrees that this Section 2 is in form and substance substantially similar to a Transfer Supplement.

3. Joinder.

(a) PNC as a Related Committed Purchaser. From and after the date hereof, (i) PNC shall be a party to the Agreement as a Related Committed Purchaser for all purposes thereof and of the other Transaction Documents, and PNC accepts and assumes all related rights and agrees to be bound by all of the terms and provisions applicable to a Related Committed Purchaser contained in the Agreement and the other Transaction Documents and (ii) PNC’s Commitment as a Related Committed Purchaser shall be $50,000,000 unless and until otherwise modified in accordance with the Agreement.

(b) Appointment of PNC as Purchaser Agent for PNC’s Purchaser Group. PNC hereby designate PNC as, and PNC hereby agrees to perform the duties and obligations of, the Purchaser Agent for PNC’s Purchaser Group. From and after the date hereof, PNC shall be a Purchaser Agent for PNC’s Purchaser Group, for all purposes of the Agreement and the other Transaction Documents, and PNC accepts and assumes all related rights and agrees to be bound by all of the terms and provisions applicable to a Purchaser Agent contained in the Agreement and the other Transaction Documents.

(c) Consent to Joinder. Each of the parties hereto consents to the foregoing joinder of PNC to the Agreement in the capacities of Related Committed Purchaser and Purchaser Agent for PNC’s Purchaser Group, and any otherwise applicable conditions precedent thereto under the Agreement and the other Transactions Documents (other than as set forth herein) are hereby waived.

4. Limitation on Liability. Notwithstanding anything to the contrary set forth in this Amendment, the Assignee does not accept or assume any liability or responsibility for any breach, failure or other act or omission on the part of the Assignor, or any indemnification or other cost, fee or expense related thereto, in each case which occurred or directly or indirectly arose out of an event which occurred prior to the Effective Date.

5. [Reserved].

6. Amendments to Existing Agreement. The Existing Agreement is hereby amended as follows:

(a) Section 1.7(b) of the Existing Agreement is hereby amended by deleting the word “Euro-Rate” where it appears therein and substituting “LMIR” therefor.

(b) Clause (iii) of Section 1.8(b) of the Existing Agreement is hereby amended by deleting the word “Euro-Rate” where it appears therein and substituting “LMIR” therefor.

(c) Section 1.9 of the Existing Agreement is hereby replaced in its entirety with the following:

Section 1.9 Inability to Determine LMIR.

(a) If the Administrator (or any Purchaser Agent) determines on any day (which determination shall be final and conclusive absent manifest error) that, by reason of circumstances affecting the interbank eurodollar market generally, deposits in dollars (in the relevant amounts for such day) are not being offered to banks in the interbank eurodollar market for such day or adequate means do not exist for ascertaining LMIR for such day, then the Administrator (or any Purchaser Agent) shall give notice thereof to the Seller. Thereafter, until the Administrator or such

Purchaser Agent notifies the Seller that the circumstances giving rise to such suspension no longer exist, (a) no Portion of Investment shall be funded at the Yield Rate determined by reference to LMIR and (b) the Discount for any outstanding Portions of Investment then funded at the Yield Rate determined by reference to LMIR shall be immediately converted to the Yield Rate determined by reference to the Base Rate.

(b) If, on any day, the Administrator shall have been notified by any Purchaser, Purchaser Agent or Liquidity Provider that, such Person has determined (which determination shall be final and conclusive absent manifest error) that, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Person with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Person to fund or maintain any Portion of Investment at the Yield Rate and based upon LMIR, the Administrator shall notify the Seller thereof. Upon receipt of such notice, until the Administrator notifies the Seller that the circumstances giving rise to such determination no longer apply, (a) no Portion of Investment shall be funded at the Yield Rate determined by reference to LMIR and (b) the Discount for any outstanding Portions of Investment then funded at the Yield Rate determined by reference to LMIR shall be immediately converted to the Yield Rate determined by reference to the Base Rate.

(d) Each of the following defined terms and definitions thereof are hereby added to Exhibit I to the Existing Agreement in appropriate alphabetical order:

“Amendment Effective Date” means the effective date of the Eighth Amendment to Amended and Restated Receivables Purchase Agreement, dated as of August 9, 2013, by and among the Seller, Greetings, the Administrator and Market Street Funding LLC.

“Going Private Date” means the effective date, if any, of the Going Private Transaction.

“Going Private Transaction” means the merger by Century Merger Company, an Ohio corporation, with and into Greetings with Greetings being the surviving entity.

“Holdings” means Century Intermediate Holding Company, a Delaware corporation.

“LMIR” means for any day during any Settlement Period, the one-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m.

(London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrator from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

“PNC Base Rate” means, in the case of PNC or any Purchaser in its Purchaser Group, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a) the rate of interest in effect for such day as publicly announced from time to time by PNC in Pittsburgh, Pennsylvania as its “prime rate.” Such “prime rate” is set by PNC based upon various factors, including PNC’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and

(b) 0.50% per annum above the latest Federal Funds Rate.

“PNC Yield Rate” for any Yield Period for any Portion of Investment of the Purchased Interest in the case of PNC or any Purchaser in its Purchaser Group, means an interest rate per annum equal to: (a) the daily average LMIR for such Yield Period, or (b) if the Base Rate is applicable to such Purchaser pursuant to Section 1.9 for such Yield Period, the Base Rate for such Yield Period; provided, that the “PNC Yield Rate” for any day while a Termination Event exists shall be an interest rate equal to the greater of (i) 2% per annum above the applicable Base Rate in effect on such day and (ii) the “PNC Yield Rate” as calculated in clause (a) above.

“Scheduled Termination Date” means the day occurring three-hundred sixth-four (364) days following the Amendment Effective Date.

(e) Each of the following defined terms and definitions thereof are hereby deleted in their entirety from Exhibit I to the Existing Agreement: “Euro-Rate”, “Market Street”, “Market Street Base Rate”, “Market Street CP Rate” and “Market Street Yield Rate”.

(f) The definition of “Base Rate” set forth in Exhibit I to the Existing Agreement is hereby replaced in its entirety with the following:

“Base Rate” means, for any day, (i) in the case of the Purchaser Group including PNC, the PNC Base Rate and (ii) in the case of each other Purchaser Group, shall mean the rate set forth as the Base Rate for such Purchaser Group in the related Purchaser Group Fee Letter.

(g) The definition of “Business Day” set forth in Exhibit I to the Existing Agreement is hereby amended by deleting the word “Euro-Rate” where it appears therein and substituting “LMIR” therefor.

(h) The definition of “Change in Control” set forth in Exhibit I to the Existing Agreement is hereby replaced in its entirety with the following:

“Change in Control” means (i) with respect to Seller, that at any time Greetings shall fail to own, directly or indirectly through one or more wholly-owned Subsidiaries free and clear of any Adverse Claim, 100% of the shares of outstanding voting stock of the Seller on a fully diluted basis, (ii) with respect to AGSC, that at any time Greetings shall fail to own, directly or indirectly through one or more wholly-owned Subsidiaries, free and clear of any Adverse Claim (other than the pledge of such Person’s stock under the Credit Agreement and the related documents), 100% of the shares of outstanding voting stock of AGSC on a fully-diluted basis, (iii) with respect to any Originator other than Greetings, that at any time Greetings shall fail to own, directly or indirectly through one or more wholly-owned Subsidiaries, free and clear of any Adverse Claim (other than the pledge of such Person’s stock under the Credit Agreement and the related documents), 100% of the share of outstanding voting stock of such Originator on a fully diluted basis, (iv) with respect to Greetings, that at any time Holdings shall fail to own, directly or indirectly through one or more wholly-owned Subsidiaries, 100% of the shares of outstanding voting stock of Greetings on a fully-diluted basis and (v) with respect to Holdings, that at any time the Permitted Holders shall fail to Beneficially Own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) shares representing more than 50% of the aggregate ordinary voting power (including the voting power in an election of directors) and economic interests represented by the issued and outstanding equity interests of Holdings (other than the Series A Preferred Stock of Holdings under the Certificate of Incorporation of Holdings as in effect on the Going Private Date).

(i) The definition of “CP Rate” set forth in Exhibit I to the Existing Agreement is hereby replaced in its entirety with the following:

“CP Rate” for any Yield Period for any Portion of Investment, shall mean with respect to any Purchaser Group that includes a Conduit Purchaser, the rate set forth as the CP Rate for such Purchaser Group in the related Purchaser Group Fee Letter.

(j) The definition of “Credit Agreement” set forth in Exhibit I to the Existing Agreement is hereby replaced in its entirety with the following:

“Credit Agreement” means the Credit Agreement, dated as of the Amendment Effective Date among Century Merger Company, the Canadian borrowers party thereto, Holdings, the lending institutions named therein, Bank of America, N.A., as the global agent, PNC, as a LC Issuer, the Swing Line Lender and the Revolver Agent, as it may be amended, restated, supplemented, renewed, refinanced, replaced or otherwise modified from time to time.

(k) The definition of “Discount” set forth in Exhibit I to the Existing Agreement is hereby amended by deleting the word “Euro-Rate” where it appears therein and substituting “LMIR” therefor.

(l) The definition of “Facility Termination Date” set forth in Exhibit I to the Existing Agreement is hereby replaced in its entirety with the following:

“Facility Termination Date” means the earliest to occur of: (a) with respect to each Purchaser, the third anniversary of the Amendment Effective Date, in each case subject to any extension pursuant to Section 1.20 of the Agreement (it being understood that if any such Purchaser does not extend its Commitment hereunder then the Purchase Limit shall be reduced by an amount equal to the Commitment of such Exiting Purchaser and the Commitment Percentages of the Purchasers within each remaining Purchaser Group shall be appropriately adjusted), (b) the Scheduled Termination Date, (c) the date determined pursuant to Section 2.2 of the Agreement, (d) the date the Purchase Limit reduces to zero pursuant to Section 1.1(b) of the Agreement, (e) with respect to each Purchaser Group, the date that the commitments of all of the Liquidity Providers terminate under the related Liquidity Agreements or the date one or more of such Purchaser Group’s Program Support Agreements terminate and (f) with respect to each Purchaser Group, the date that the commitments of all of the Related Committed Purchasers of such Purchaser Group terminate.

(m) The definition of “Permitted Holders” set forth in Exhibit I to the Existing Agreement is hereby replaced in its entirety with the following:

“Permitted Holders” means Morry Weiss, Judith Stone Weiss, Harry H. Stone, Gary I. Weiss, Jeffrey M. Weiss, Zev D. Weiss, Elie Y. Weiss, and any family members of Jacob Sapirstein, Morry Weiss or Judith Stone Weiss (including lineal descendants, spouses of such descendants, the lineal descendants of any such spouse and the spouses of any such spouses’ lineal descendants), and trusts for estate planning purposes where any of the foregoing persons or a spouse of any such person is a beneficiary or trustee of any such trust or trusts, including without limitation, a voting trust, Three-Twenty-Three Family Holdings, LLC, a Delaware limited liability company (so long as owned by one or more other Permitted Holders), the Irving I. Stone Limited Liability Company, an Ohio limited liability company, The Irving Stone Irrevocable Trust originally dated April 21, 1947, as amended, and the Irving I. Stone Oversight Trust under Agreement dated September 6, 1995, the Irving Stone Support Foundation, The Irving I. Stone Foundation, the 540 Investment Company Limited Partnership or any other business entity, regardless of form, organized solely for the benefit of (i) one or more of the foregoing persons and (ii) the governing documents of which provide that no transfer of an interest therein may be made to any person other than a Permitted Holder or any Person controlled by, or any successor Person to, any of the foregoing. For purposes of this definition, the relationship of any person that is derived by or through legal adoption prior to age 18 shall be considered a natural one. A minor for whom a membership interest is held pursuant to a Uniform Transfers to Minors Act or similar law shall be considered a holder of a membership interest.

(n) The definition of “Purchaser Group” set forth in Exhibit I to the Existing Agreement is hereby replaced in its entirety with the following:

“Purchaser Group” means, (i) for each Conduit Purchaser, such Conduit Purchaser, its Related Committed Purchasers and its related Purchaser Agent and (ii) for PNC, PNC, as a Committed Purchaser, as a Purchaser Agent and as the LC Bank.

(o) The definition of “Yield Rate” set forth in Exhibit I to the Existing Agreement is hereby replaced in its entirety with the following:

“Yield Rate” for any Yield Period for any Portion of Investment of the Purchased Interest (i) in the case of the Purchaser Group including PNC, means the PNC Yield Rate, and (ii) in the case of each other Purchaser Group, shall mean the rate set forth as the Yield Rate for such Purchaser Group in the related Purchaser Group Fee Letter.

(p) Clause (B) of Section 2(i)(iii) of Exhibit IV of the Existing Agreement is amended by replacing the term “LC Amount” where it appears therein with the term “Adjusted LC Amount”.

(q) Clause (d) of Exhibit V of the Existing Agreement is amended by replacing the term “LC Amount” where it appears therein with the term “Adjusted LC Amount”.

(r) Clause (k) of Exhibit V of the Existing Agreement is hereby replaced in its entirety with the following:

(k) (i) one or more ERISA Events (as defined in the Credit Agreement in effect on the Going Private Date) shall have occurred; or (ii) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (iii) any such event or events described in clause (i) above or any such lien, security interest or liability described in clause (ii) above, individually, and/or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

(s) Clause (p) of Exhibit V of the Existing Agreement is amended by adding the word “or” to the end thereof.

(t) Clause (q) of Exhibit V of the Existing Agreement is amended by deleting “; or” where it appears at the end thereof and substituting “.” therefor.

(u) Clause (r) of Exhibit V of the Existing Agreement is deleted in its entirety.

7. Representations and Warranties. Each of the Seller and the Servicer hereby represents and warrants to each Purchaser and the Administrator as follows:

(a) Representations and Warranties. The representations and warranties of such Person contained in Exhibit III of the Agreement are true and correct in all material respects as of the date hereof (except to the extent that such representations and warranties relate expressly to an earlier date, and in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) Enforceability. The execution and delivery by such Person of this Amendment, and the performance of each of its obligations under this Amendment and the Agreement are within each of its organizational powers and have been duly authorized by all necessary organizational action on its part. This Amendment and the Agreement are such Person’s valid and legally binding obligations, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c) No Default. Immediately after giving effect to this Amendment and the transactions contemplated hereby (including the Going Private Transaction), no Termination Event or Unmatured Termination Event exists or shall exist.

8. Effect of Amendment. All provisions of the Agreement, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Agreement shall be deemed to be references to the Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Agreement other than as set forth herein.

9. Effectiveness. This Amendment shall become effective on the date (such date, the “Effective Date”) upon which each of the following conditions precedent has been satisfied:

(a) the Administrator has received counterparts of (i) this Amendment executed by each of the other parties hereto and (ii) the Amended Fee Letter executed by each of the parties thereto;

(b) the Administrator has received completed UCC search reports, dated on or shortly prior to the Amendment Effective Date, listing the financing statements filed in the State of Ohio that name Greetings or Century Merger Company as debtor, together with copies of such filings, showing no Adverse Claims on any Pool Assets;

(c) a favorable opinion of counsel to Greetings, as to certain corporate and enforceability matters and certain no conflict matters solely with respect to Greetings reasonably requested by the Administrator, in form and substance reasonably satisfactory to the Administrator;

(d) a certificate of the Secretary or Assistant Secretary of Greetings certifying (i) the certificate of incorporation and by-laws of Greetings, and (ii) the names and true signatures of Greetings’ officers that are authorized to sign this Amendment on its behalf;

(e) the “Amendment Fee” (as defined in the Amended Fee Letter) shall have been paid in full in accordance with the Amended Fee Letter;

(f) the Assignor shall have received the Payoff Amount in its entirety in accordance with Section 2 of the Amendment; and

(g) the Going Private Date shall have occurred.

10. Further Assurances. Each of the Seller, the Servicer and Greetings hereby agrees to do all such things and execute all such documents and instruments, at the Seller’s sole expense, as the Assignee may reasonably consider necessary or desirable to give full effect to the assignment and assumption set forth in Section 2 of this Amendment.

11. No Proceedings. Each of the Seller, the Servicer and Greetings hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, Market Street any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by Market Street is paid in full.

12. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart hereof by facsimile or by email of a .pdf copy thereof shall be effective as delivery of an originally executed counterpart hereof.

13. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York (including for such purpose Sections 5-1401 and 5-1402 of the general obligations law of the State of New York).

14. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreement or any provision hereof or thereof.

(continued on following page)

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AGC FUNDING CORPORATION, as Seller

By:	/s/ Gregory M. Steinberg
Name:	Gregory M. Steinberg
Title:	Vice President and Treasurer

AMERICAN GREETINGS CORPORATION, as Servicer

By:	/s/ Gregory M. Steinberg
Name:	Gregory M. Steinberg
Title:	Treasurer

PNC BANK, NATIONAL ASSOCIATION,
as Administrator

By:	/s/ Robyn Reeher
Name:	Robyn Reeher
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Purchaser Agent and as Assignee

By:	/s/ Robyn Reeher
Name:	Robyn Reeher
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as LC Bank

By:	/s/ Robyn Reeher
Name:	Robyn Reeher
Title:	Vice President

MARKET STREET FUNDING LLC,
as a Conduit Purchaser, as Assignor and as a Related Committed Purchaser

By:	/s/ Doris J. Hearn
Name:	Doris J. Hearn
Title:	Vice President

SCHEDULE I

ASSIGNMENTS AND PAYMENT AMOUNTS

Section 1.

Investment Payment:	$0

Section 2.

Discount:	$0
Fees:	$13,448.18
Other Amounts:	$0
CP Costs and Other Costs:	$13,448.18

Sch. I-1

SCHEDULE II

WIRING INSTRUCTIONS

Wiring instructions with respect to amounts payable to the Assignor:

Bank Name:	PNC Bank, National Association
ABA #:	043000096
Account #:	1002422076
Account Name:	Market Street Funding LLC
Reference:	AGC Funding Corporation

Sch. II-1